Exhibit 4.4

Form of
Amendment to Subscription Agreement and Common Stock Purchase Warrant

This Amendment to Amendment to Subscription Agreement and Common Stock Purchase Warrant (“Agreement”) is made this _________day of ____________, 2010, by and between China America Holdings, Inc., a Florida corporation (the “Company”), and the investor identified on the signature page hereto (“Investor”) to amend certain sections of the Subscription Agreement and Common Stock Purchase Warrant entered into by and amongst the parties hereto as it relates to the August 2007 Offering, as hereinafter defined.

WHEREAS, Between August 2007 and October 2007 the Company sold units of its securities consisting of 47,706,735 shares of common stock and granted common stock purchase warrants to purchase 52,477,408 shares of common stock at an exercise price of $0.12 per share (“August 2007 Offering”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Subscription Agreement and Common Stock Purchase Warrant of the August 2007 Offering;

WHEREAS, the Investor currently holds a Common Stock Purchase Warrants to purchase the number of shares set forth on the signature page hereto of the Company's common stock, $0.001 par value per share, at an exercise price of $0.12 per share (the “Warrant”); and

WHEREAS, the parties hereto desire to amend the Subscription Agreement and the Common Stock Purchase Warrant as set forth herein.

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1. The Common Stock Purchase Warrant is hereby amended as follows:

a)	The Company hereby reduces the Exercise Price of all unexercised Common Stock Purchase Warrants presently held by Investor from $0.12 to $0.04 per share.
b)
Section 6.6, Adjustment for Certain Transactions, is hereby deleted in its entirety. Investor hereby waives any rights provided for under Section 6.6 of the Common Stock Purchase Warrant as it relates to any warrants that have not been exercised as of the date of this Amendment.

2. The Subscription Agreement is hereby amended as follows:

a)
Section 12 (b), Most Favored Nation Provision, is hereby deleted in its entirety and the Investor hereby waives all rights to any rights provided for under Section 12(b) of the Subscription Agreement as it relates to any New Securities that may have been issued by the Company prior to the date of this Amendment.

3. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

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Signature Page to Follow

CAAH Amend Agmt 2010

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first above written.
Investor:
_________________________________________________________
Name of Investor
_________________________________________________________
Signature                                                                                           Date
_________________________________________________________
No. of Warrants:
China America Holdings, Inc.: By:________________________________________________ Shaoyin Wang, Date Chief Executive Officer

CAAH Amend Agmt 2010